UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2026

Beta Bionics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42491	47-5386878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11 Hughes

Irvine, California 92618

(Address of Principal Executive Offices) (Zip Code)

(949) 427-7785

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	BBNX	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On September 15, 2026, Beta Bionics, Inc. (the “Company,” “we,” “our” or “us”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, Piper Sandler & Co., Wells Fargo Securities, LLC and Leerink Partners LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale in a public offering of 7,652,175 shares of our common stock, par value $0.0001 per share. The price to the public in the offering is $17.25 per share and, in lieu of shares of common stock to certain investors, pre-funded warrants to purchase 1,043,484 shares of common stock at a purchase price of $17.2499 per share, which equals the public offering price per share of the common stock less the $0.0001 exercise price per share of each pre-funded warrant. The gross proceeds to us from the offering are expected to be approximately $150.0 million, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The closing of the offering is expected to occur on September 17, 2026, subject to the satisfaction of customary closing conditions. In addition, we granted the Underwriters a 30-day option to purchase up to 1,304,348 additional shares of our common stock at the public offering price, less the underwriting discounts and commissions.

We expect to use the net proceeds from this offering for general corporate purposes, which may include costs associated with the commercialization of Mint™, including expansion of our manufacturing facilities, research and development and clinical development, investment in product enhancements, potential strategic opportunities and working capital and operating expenses.

The Underwriting Agreement contains customary representations, warranties and agreements by us, customary conditions to closing, indemnification obligations of us and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by such parties.

The offering is being made pursuant to our effective registration statement on Form S-3 and accompanying prospectus (Registration Statement No. 333-293702), previously filed with the Securities and Exchange Commission (“SEC”), and a prospectus supplement thereunder. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this report, and the foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto.

On September 15, 2026, we issued a press release announcing the commencement of the offering. On September 15, 2026, we issued a press release announcing that we had priced the offering. Copies of these press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively.

Forward-Looking Statements

Certain statements in this report are forward-looking statements that involve a number of risks and uncertainties. These statements may be identified by introductory words such as “may,” “expects,” “goal,” “intend,” “will,” “would,” “subject to” or words of similar meaning, or by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements include statements regarding our expectations with respect to the completion, timing and size of the public offering, and the use of proceeds from the offering. For such statements, we claim the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from our expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering, and those factors disclosed in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 24, 2026, as updated by its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on July 29, 2026, and other filings that we may make from time to time with the SEC. These forward-looking statements represent our judgment as of the time of this release. We disclaim any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated September 15, 2026, by and among Beta Bionics, Inc. and J.P. Morgan Securities LLC, Piper Sandler & Co., Wells Fargo Securities, LLC and Leerink Partners LLC, as representatives of the several underwriters named therein.

4.1	Form of Pre-Funded Warrant.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

99.1	Press Release, dated September 15, 2026.

99.2	Press Release, dated September 15, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Beta Bionics, Inc.

By:	/s/ Sean Saint
Sean Saint
President and Chief Executive Officer

Dated: September 16, 2026